                                                                 Exhibit D.1.6

                        Arizona Corporation Commission

                   BEFORE THE ARIZONA CORPORATION COMMISSION

                           DOCKETED AUG. 27, 1999

                       DOCKETED BY {ILLEGIBLE INITIALS}

                          RECEIVED TB AUG. 31, 1999


CARL J. KUNASEK
     CHAIRMAN
JIM IRVIN
     COMMISSIONER
WILLIAM A. MUNDELL
     COMMISSIONER

IN THE MATTER OF THE REQUEST BY
NORTHERN STATES POWER COMPANY FOR
APPROVAL OF A TRANSFER OF GAS UTILITY
TO A NEWLY INCORPORATED SUBSIDIARY
AND AFFILIATED INTEREST AGREEMENTS.

DOCKET NO. G-03493A-99-0054
           G-03703A-99-0054

DECISION NO. 61914


                                                             OPINION AND ORDER
                                                             -----------------

DATE OF HEARING:         May 19, 1999
PLACE OF HEARING:        Phoenix, Arizona
PRESIDING OFFICER:       Marc E. Stern
APPEARANCES:             FENNEMORE CRAIG, PC, by Mr. Timothy Berg, on behalf of
                         Northern States Power Company;

                         MARTINEZ & CURTIS, PC, by Mr. Paul Michaud, on behalf of the City of Page, Arizona; and

                         Ms. Janice Alward, Staff Attorney, Legal Division, on behalf of the Utilities Division of the Arizona Corporation Commission.

BY THE COMMISSION:

    On February 5, 1999, Northern States Power Company dba Black Mountain Gas Company of Arizona ("NSP") filed with the Arizona Corporation Commission ("Commission") an application requesting the Commission's approval for the transfer of NSP's Arizona gas utility assets, related liabilities and its Certificate of Convenience and Necessity ("Certificate") to a newly formed subsidiary, Black Mountain Gas Company ("BMG"), a Minnesota corporation, and for a waiver of A.A.C. R14-2-803 and A.A.C. R14-2-805(A)(6).

    On April 15, 1999, the Commission's Utilities Division ("Staff") filed its Staff Report recommending approval after a hearing.

    On April 23, 1999, by Procedural Order, the above-captioned matter was scheduled for hearing.

    Pursuant to the Procedural Order, notice of the application and hearing thereon were provided

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                                           DOCKET NO. G-03493A-99-0054 ET AL.

in a newspaper of general circulation in NSP's certificated service area.

    On May 17, 1999, the City of Page ("City") filed a Motion for Leave to Intervene ("Motion"). There was no opposition to the City's Motion and intervention was granted.

    On May 19, 1999, a full public hearing took place before a duly authorized Hearing Officer of the Commission at its Offices in Phoenix, Arizona. NSP, the City and Staff appeared with counsel. At the conclusion of the proceeding, the matter was taken under advisement pending submission of a recommended Opinion and Order to the Commission.

********************************************************************************

    Having considered the entire record herein and being fully advised in the premises, the Commission finds, concludes, and orders that:

                                  FINDINGS OF FACT
                                  ----------------

    1. Pursuant to authority granted by the Commission, NSP(1) provides public natural gas distribution in the vicinity of Cave Creek, Maricopa County, Arizona and underground public propane distribution in the vicinity of Page, Coconino County, Arizona.

    2. On February 5, 1999, NSP filed an application requesting the Commission's approval for the transfer of NSP's Arizona gas utility assets including its Certificate and related liabilities to a newly formed subsidiary, BMG, a Minnesota corporation, and for a waiver of Commission Rules A.A.C. R14-2-803 and A.A.C. R14-2-805(A)(6).

    3. On July 16, 1998, the Commission issued Decision No. 61009 which approved the sale of assets including the Certificate of what was then a privately held corporation known as Black Mountain Gas Company ("Black Mountain") providing natural gas service in the vicinity of Cave Creek, and underground propane service in the vicinity of Page, Arizona, to NSP.

    4. NSP has operated Black Mountain for approximately six months as a separate division rather than as an independent subsidiary.

    5. Upon the completion of NSP's acquisition of Black Mountain in 1998, NSP became a Class A Arizona public service corporation which prompted NSP to file for a waiver of A.A.C. R14-

___________________

     (1) NSP is a publicly held gas and electric utility which primarily provides service in the states of Minnesota, Michigan, Wisconsin, North Dakota and South Dakota to approximately 2 million customers. NSP's Arizona operations account for only 6,300 customers.

                                            DOCKET NO. G-03493A-99-0054 ET AL.

2-801, ET SEQ., the Commission's Affiliated Interest Rules or ("Rules").

    6. On October 28, 1998, the Commission approved a partial waiver of the Rules, but it did not apply to A.A.C. R14-2-803 which involves the requirement that the Commission approve the organization or reorganization of a public utility holding company.

    7. Upon the Commission's approval of the application herein, BMG will be a subsidiary of NSP. Pursuant to the Rules, NSP will no longer be an Arizona public service corporation, but will become a public utility holding company.

    8. The Rules provide the Commission with jurisdiction over the transaction because it entails NSP's becoming a public utility holding Company pursuant to A.A.C. R14-2-803.

    9. NSP has several reasons for transferring the assets of its Arizona gas division to its new subsidiary, BMG.

    10. The primary reasons for the transfer relate to the regulation of NSP as a public utility in Arizona increasing its regulatory costs which are allocated to its Arizona operations, and possibly complicating its other activities such as financing capital improvements in other jurisdictions and possibly affecting NSP's announced merger with New Century Energies.

    11. Additionally, NSP believes that the operation of BMG as a subsidiary will lead to a reduction in the accounting expenses required to allocate its expenses as a division of NSP, and that the transfer of NSP's Arizona gas operations will allow BMG to have an independent capital structure which will enable the Commission to establish rates for BMG rather than allocating them according to the capital structure of a NSP Division.(2)

    12. Under the terms of the transfer, NSP has agreed to absorb the costs of the transaction so that it will not affect the cost of gas service to BMG's customers.

    13. Based on the record, BMG's capital structure will not change and it will be comprised of debt previously incurred and equity retained by BMG.

    14. As a further benefit of the transaction, BMG, as a subsidiary of NSP, should be

_____________________

     (2) During the hearing, a witness for NSP, Mr. Dennis Fulton agreed that it would be a good idea to review the revenue requirements of BMG as against those of NSP in its pending rate case before the Commission. However, Staff's witness indicated that the pending rate case was based upon a 1997 test year and that such a review might not be feasible since it was the last year of Black Mountain's operations prior to NSP acquiring it in 1998.

                                            DOCKET NO. G-03493A-99-0054 ET AL.

insulated from financial losses by NSP's other subsidiaries.

    15. As part of the transfer process, NSP has agreed to file copies of the documentation which verifies that NSP's existing franchises for the operation of its Arizona gas operations are either assigned or transferred to BMG or that new franchises have been issued by the appropriate governmental authorities in Cave Creek and Page, Arizona for the operation BMG's gas facilities in the public rights-of-way.

    16. BMG will continue to utilize NSP's existing rates and charges and assume all responsibility for deposits and refunds as they become due.

    17. Staff is recommending that NSP's application should be approved because BMG is a fit and proper entity to receive NSP's Arizona gas utility assets and Certificate and the formation of a public utility holding company by NSP is in the public interest.

    18. Staff is also recommending that the Commission approve the formation by NSP of a public utility holding company and that the Commission approve a partial waiver of the Rules for NSP and BMG as follows:

              - that NSP's filings pursuant to A.A.C. R14-2-803 be limited to (1) any organization or reorganization that would affect the relationship between NSP and BMG, (2) any organization or reorganization of BMG, and (3) any organization or reorganization of NSP which would result in a change in the control of NSP;(3)

              - that NSP be required to file a notice of organization or reorganization under A.A.C. R14-2-803 for all transactions likely to increase direct or allocated costs or expenses to BMG;

              - that NSP inform the Commission of consummated transactions not noticed by including a brief description of those transactions in the annual A.A.C. R14-2-805 filing; and

              - that NSP and BMG file the basis for allocations of cost and expenses made to BMG, but waive the filing of the basis of allocation among NSP and its other affiliates except that the basis of these allocations between NSP and its other affiliates would remain available for review in rate cases for BMG in Arizona.

                                  CONCLUSIONS OF LAW
                                  ------------------

    1. NSP is a public service corporation within the meaning of Article XV of the Arizona

_______________________

     (3) The definition of ("change in control") includes mergers or consolidations of NSP either approved by the stockholders or through the acquisition of securities possessing more than 51 percent of the total combined voting power of NSP's outstanding securities. A change in control would also occur with the sale or other disposition of all, or substantially all, of the assets of NSP, and the complete liquidation or dissolution of NSP.

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                                            DOCKET NO. G-03493A-99-0054 ET AL.

Constitution and A.R.S. Section 40-2., ET SEQ.

    2. Upon approval of the application, BMG will become a public service corporation within the meaning of Article XV of the Arizona Constitution and A.R.S. Sections 40-281, 40-282 and 40-285.

    3. Upon approval of the application, NSP will become a public utility holding Company pursuant to A.A.C. R14-2-801, ET SEQ.

    4. The Commission has jurisdiction over NSP and BMG and the subject matter of the application.

    5. There is a continuing need for public gas utility service in NSP's certificated service area.

    6.  BMG is a fit and proper entity to receive the Certificate.

    7. The application should be approved subject to a partial waiver of the Affiliated Interest Rules for NSP and BMG as described hereinabove in Finding of Fact No. 18.

    8. BMG should continue to charge the rates and charges presently in effect for NSP.

    9. BMG should file, within 365 days of the effective date of this Decision, copies of either the assignments or the transfers of the franchises under which NSP operates its gas utility in Cave Creek and Page, Arizona or copies of the approvals of new franchises approved for BMG to operate in the public rights-of-way in Cave Creek and Page, Arizona or the approvals granted hereinafter shall be rendered null and void without further order by the Commission.

                                      ORDER
                                      -----

    IT IS THEREFORE ORDERED that the application of Northern States Power Company for the approval of the transfer of its Arizona gas utility assets and its Certificate of Convenience and Necessity and related liabilities to Black Mountain Gas Company be, and is hereby, granted subject to the condition that Black Mountain Gas Company files, within 365 days of the effective date of this Decision, certification that the requisite franchises from the cities of Cave Creek and Page, Arizona have either been assigned, transferred or issued for the operation of a gas utility by Black Mountain Gas Company in the public rights-of-way in these municipalities or the authorization granted herein shall be null and void without further order by the Commission.

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                                            DOCKET NO. G-03493A-99-0054 ET AL.

    IT IS FURTHER ORDERED that, upon the conclusion of the transaction herein, Northern States Power Company shall be a public utility holding company pursuant to the terms of the Commission's Affiliated Interest Rules.

    IT IS FURTHER ORDERED that Black Mountain Gas Company shall continue to charge those rates and charges presently in effect for Northern States Power Company in its certificated service area.

    IT IS FURTHER ORDERED that a partial waiver of the Affiliated Interest Rules for Northern States Power Company and Black Mountain Gas Company be, and is hereby, approved as set forth in Findings of Fact No. 18 and Conclusion of Law No. 7 hereinabove.

    IT IS FURTHER ORDERED that this Decision shall become effective immediately.

             BY ORDER OF THE ARIZONA CORPORATION COMMISSION.




/s/ Carl Kunasek              /s/ James Irvin            /s/ William A. Mundell
-------------------------------------------------------------------------------
CHAIRMAN                        COMMISSIONER                       COMMISSIONER




                             IN WITNESS WHEREOF, I, BRIAN C. McNEIL, Executive Secretary of the Arizona Corporation Commission, have hereunto set my hand and caused the official seal of the Commission to be affixed at the Capitol, in the City of Phoenix, this 27th day of August, 1999.


                             /s/ Brian C. McNeil
                             -------------------------------------------------
                             BRIAN C. McNEIL
                             EXECUTIVE SECRETARY

DISSENT_____________________
MES:bbs

SERVICE LIST FOR:                                 NORTHERN STATES POWER COMPANY
DOCKET NO.                                G-03493A-99-0054 AND G-03703A-99-0054



Timothy Berg
Theresa Dwyer
FENNEMORE CRAIG
3003 North Central Avenue, Suite 2600
Phoenix, Arizona 85012-2913
Attorneys for Northern States Power Company dba Black Mountain Gas Company

Michael A. Curtis
Paul R. Michaud
MARTINEZ & CURTIS, P.C.
2712 North 7th Street
Phoenix, Arizona 85006-1090
Attorneys for the City of Page, Arizona

Paul Bullis, Chief Counsel
Legal Division
ARIZONA CORPORATION COMMISSION
1200 West Washington Street
Phoenix, Arizona 85007

Director, Utilities Division
ARIZONA CORPORATION COMMISSION
1200 West Washington Street
Phoenix, Arizona 85007